Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the Common Shares of Jaguar Mining Inc. dated as of May 2, 2014, is, and any amendments thereto (including amendments on Schedule 13G) entered into by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. This Joint Filing Agreement shall be filed as an Exhibit to such Schedule 13D.

Date:  May 2, 2014

Outrider Master Fund, L.P.
By: Outrider Management, LLC, its general partner

By:	/s/ Stephen Hope
	Name:	Stephen Hope
	Title:	Managing Member of the General Partner

Outrider Management, LLC,

By:	/s/ Stephen Hope
	Name:	Stephen Hope
	Title:	Managing Member

/s/ Stephen Hope
Stephen Hope